Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

FOUR OAKS FINCORP, INC.

and

UNITED COMMUNITY BANKS, INC.

June 26, 2017

i

	TABLE OF CONTENTS
	(continued)
		Page

11.9	WAIVER OF JURY TRIAL	44
11.10	Interpretation	45

INDEX OF
DEFINED TERMS

1933 Act	7	Georgia Code	1
Acquisition Proposal	8	Hazardous Material	25
Adverse Recommendation Change	7	Indemnified Party	12
Agreement	1	IRS	29
Allowance	21	Leased Property	27
Articles of Merger	1	Letter of Transmittal	4
Bank	1	Liens	17
Bank Merger	6	Mailing Date	4
Bank Merger Agreement	6	Material Adverse Effect	15
Bank Stock	15	Material Contracts	26
Buyer	1	Maximum Amount	12
Buyer 401(k) Plan	10	Merger	1
Buyer Bank	6	Merger Consideration	2
Buyer Exchange Act Reports	37	Merger Consideration Price	2
Buyer Registration Statement	7	NCCOB	10
Buyer Stock	2	NDA	35
Cancelled Shares 2	2	New Certificates	4
Cash Consideration	2	Notice of Recommendation Change	8
Cash Out Amount	2	Per Share Purchase Price	2
Certificate	2	Permits	24
Certificate of Merger	1	Person	5
Claim	12	Preferred Stock	15
Classified Asset	33	Regulatory Agreement	20
Closing	5	Required Regulatory Approvals	10
Closing Date	6	Requisite Seller Shareholder Approval	40
Closing Price	3	Sandler	32
Code	1	SEC	7
Consent Order	35	Seller	1
Disclosure Memorandum	13	Seller 401(k) Plan	10
Dissenting Shares	3	Seller Common Stock	2
DOJ	20	Seller Continuing Employees	10
Effective Time	1	Seller Exchange Act Reports	20
Employee Benefits	10	Seller Financial Statements	19
ERISA	29	Seller Leased Real Properties	28
ERISA Affiliate	29	Seller Leases	27
ERISA Plans	29	Seller Loans	21
Exchange Act	20	Seller Plan	28
Exchange Agent	4	Seller Plans	28
Exchange Fund	4	Seller Proxy Materials	7
Exchange Ratio	2	Seller Realty	28
FDIC	10	Seller Recommendation	7
Federal Reserve	20	Seller Reports	20
GAAP	15	Seller Restricted Share Award	2
GDBF	10	Seller Stock	15
General Enforceability Exceptions	15	Seller Stock Option	2

v

Seller Stock Plans	2	Tax	16
Special Meeting	7	Tax Returns	17
Stock Consideration	2	Taxes	16
Superior Proposal	8	Termination Fee	43

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 26th day of June, 2017, by and between FOUR OAKS FINCORP, INC., a North Carolina corporation (“Seller” and, unless the context otherwise requires, the term “Seller” shall include Seller and its wholly-owned subsidiary bank, FOUR OAKS BANK & TRUST COMPANY, a North Carolina bank (the “Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“Buyer”).

WHEREAS, the respective boards of directors of Seller and Buyer deem it advisable and in the best interests of each such entity and their respective shareholders that Seller merge with and into Buyer (the “Merger”), with Buyer being the surviving corporation;

WHEREAS, the respective boards of directors of Seller and Buyer believe that the merger of Seller and Buyer will enhance and strengthen the franchises and future prospects of both companies and each of their subsidiary banks; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MERGER

1.1            The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Buyer in accordance with Section 55-11-06 of the North Carolina Business Corporation Act and the Georgia Business Corporation Code, Chapter 2 of Title 14 of the Official Code of Georgia (the “Georgia Code”). Upon consummation of the Merger, the separate corporate existence of Seller shall cease, and Buyer shall survive and continue to exist as a corporation incorporated under the Georgia Code and shall continue under the name “United Community Banks, Inc.” Buyer shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of Seller and Buyer; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of Seller and Buyer shall be taken and deemed to be transferred to and vested in Buyer without further act or deed, and the title to any real estate or any interest therein, vested in either of Seller or Buyer shall not revert or be in any way impaired by reason of the Merger. Buyer shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of Seller and Buyer; and any claim existing or action or proceeding, civil or criminal, pending by or against either of Seller or Buyer may be prosecuted as if the Merger had not taken place, or Buyer may be substituted in its place, and any judgment rendered against either of Seller or Buyer may thenceforth be enforced against Buyer; and neither the rights of creditors nor any liens upon the property of either of Seller or Buyer shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the filing of the certificate of merger (the “Certificate of Merger”) with the Georgia Secretary of State and the articles of merger (the “Articles of Merger”) with the North Carolina Secretary of State pursuant to Section 1.4.

1.2            Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Seller or the shareholders of either of the foregoing:

(a)            Each share of Buyer’s common stock, $1.00 par value per share (“Buyer Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;

(b)            Each share of Seller common stock, $1.00 par value per share (“Seller Common Stock”) owned directly by Buyer (other than shares in trust accounts, managed accounts or other similar accounts for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)            Subject to Sections 1.2(g), each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock, Dissenting Shares and Cancelled Shares) shall become and be converted into the right to receive the following consideration, in each case without interests: (i) an amount of cash equal to $1.90 (the “Cash Consideration”); and (ii) 0.6178 validly issued, fully paid and nonassessable shares (the “Exchange Ratio”) of Buyer Stock together with cash in lieu of any fractional shares in accordance with the provisions of Section 1.2(g) (the “Stock Consideration”, and with the Cash Consideration, individually, the “Per Share Purchase Price” and collectively, and in the aggregate, as adjusted in accordance with the terms hereof, the “Merger Consideration”). Each certificate previously representing shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent, subject to Section 1.3(d), only the right to receive the Merger Consideration. Any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a Letter of Transmittal, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request.

(d)            At the Effective Time, each outstanding option to acquire shares of Seller Common Stock (a “Seller Stock Option”) issued pursuant to Seller’s equity-based compensation plans identified in Section 3.5(a)(i) of the Disclosure Memorandum (the “Seller Stock Plans”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted automatically into the right to receive a cash payment from Buyer or Buyer Bank (the “Cash Out Amount”) in an amount equal to the product of (x) the excess, if any, of the Merger Consideration Price (as defined below) over the exercise price of each such Seller Stock Option and (y) the number of shares of Seller Common Stock subject to such option to the extent not previously exercised. After the Effective Time, any such cancelled Seller Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle the holder to the payment of the Cash Out Amount, without interest.  In the event the exercise price per share of Seller Common Stock subject to a Seller Stock Option is equal to or greater than the Merger Consideration Price, such Seller Stock Option shall be cancelled without consideration and have no further force or effect.  For purposes of this Agreement, the term “Merger Consideration Price” means the sum of (i) the Exchange Ratio multiplied by the Closing Price and (ii) $1.90.

(e)            At the Effective Time, each award of shares of Seller Common Stock subject to vesting, repurchase or other lapse restriction (a “Seller Restricted Share Award”) granted pursuant to the Seller Stock Plans, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be converted automatically into the right to receive the Merger Consideration in respect of each share of Seller Common Stock underlying such Seller Restricted Share Award. Prior to the Effective Time, Seller shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding Seller Restricted Share Awards and/or Seller Stock Plans to give effect to the transactions contemplated by this Section 1.2(e), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 1.2(e), ensure that neither Seller nor the Bank remains bound by or liable for) any outstanding Seller Restricted Share Awards or other rights to acquire Seller Common Stock and (iii) ensure that the Seller Stock Plans which allow the grant of Seller Restricted Share Awards or other rights to acquire Seller Common Stock, if any, will be amended to eliminate the ability to grant any such Seller Restricted Share Awards or other rights to acquire Seller Common Stock effective as of immediately after the Effective Time. At or as soon as practicable following the Effective Time (which may be in connection with the payment of the first regular base salary payment due to such holder following the Closing, but in any event shall occur within thirty (30) days after the Effective Time), Buyer or Buyer Bank shall deliver the Merger Consideration to the holders of Seller Restricted Share Awards, without interest. Such payments may be reduced by any Taxes withheld pursuant to Section 1.3(g).

(f)            At the Effective Time, each outstanding warrant to acquire shares of Seller Common Stock shall be cancelled without consideration and have no further force or effect.

(g)            No scrip or fractional share certificates of Buyer Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the purchase price per share of Seller Common Stock as determined by multiplying (i) the Exchange Ratio by (ii) the closing price for Buyer Stock on the NASDAQ Global Select Market trading day immediately preceding the Effective Time (the “Closing Price”).

(h)            Notwithstanding anything to the contrary set forth in this Agreement, shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares in accordance with Article 13 of the North Carolina Business Corporation Act (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Article 13 of the North Carolina Business Corporation Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to Article 13 of the North Carolina Business Corporation Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 13 of the North Carolina Business Corporation Act, such shares of Seller Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2, without interest thereon, upon surrender of such shares of Seller Common Stock. Seller shall give prompt notice to Buyer of any demands received by Seller for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the North Carolina Business Corporation Act and received by Seller relating to Article 13 of the North Carolina Business Corporation Act, and Buyer shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Seller shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any such appraisal demands.

(i)            If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time, then the shares to be issued hereunder to holders of Seller Common Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to Buyer Stock if (i) Buyer issues additional shares of Buyer Stock and receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction, or (ii) Buyer issues stock options, restricted stock or restricted stock units or grants or similar equity awards or Buyer Stock upon exercise or vesting of any such grants or awards.

1.3            Delivery of the Merger Consideration.

(a)            At or prior to the Effective Time, Buyer shall appoint Continental Stock Transfer & Trust Company to act as exchange agent (the “Exchange Agent”) and shall deposit, or cause to be deposited, for the benefit of the holders of Seller Common Stock, for exchange in accordance with this Section 1.3, through the Exchange Agent, (i) certificates of Buyer Stock or, at Buyer’s option, evidence of shares of Buyer Stock in book entry form (collectively, referred to herein as “New Certificates”) to be issued in exchange for the Stock Consideration, and (ii) cash in an amount sufficient to pay (A) the aggregate cash portion of the Merger Consideration and (B) cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.2(g) (such cash and New Certificates described in the foregoing clauses (i) and (ii), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Buyer shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions represented by such deposited shares. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer for Buyer’s benefit pending payment thereof by the Exchange Agent to the holders of Seller Common Stock pursuant to this Article I; provided that no investment of such deposited funds directed by Buyer shall relieve Buyer or the Exchange Agent from promptly making the payments required by this Article I, and following any losses from any such investment, Buyer shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Seller Common Stock, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent. Buyer shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of Seller Common Stock and to make payments from the Exchange Fund in accordance with this Article I. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Article I, except as expressly provided for in this Agreement.

(b)            Buyer shall direct the Exchange Agent to mail no later than five (5) business days after the Closing Date (the mailing date of such letter of transmittal being referred to herein as the “Mailing Date”) to each holder of record of Seller Common Stock as of the Effective Time: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the holder’s Certificate or Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Buyer may reasonably specify (the “Letter of Transmittal”); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon the surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Exchange Agent, and delivery of a Letter of Transmittal, duly executed and properly completed, with respect to such Certificates, the record holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to be paid therefor pursuant to this Article I. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c)            As of the Effective Time, the stock transfer books of Seller shall be closed and thereafter there shall be no further registration of transfers of Seller Common Stock on the records of Seller. The Merger Consideration paid in accordance with the terms of this Article I with respect to any Seller Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining thereto. From and after the Effective Time, the holders of shares of Seller Common Stock outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by applicable law.

(d)            No dividends or other distributions with respect to Seller Common Stock shall be paid to the holder of any unsurrendered Seller Common Stock with respect to the shares of Buyer Stock represented thereby, in each case unless and until the surrender of each outstanding share of such Seller Common Stock in accordance with this Section 1.3. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such share of such Seller Common Stock in accordance with this Section 1.3, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Stock represented by such Seller Common Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Buyer Stock represented by such Seller Common Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Stock issuable with respect to such Seller Common Stock.

(e)            At any time following the first anniversary of the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity), Buyer shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or investment income received with respect thereto) not disbursed to holders of Seller Common Stock, and thereafter such holders shall be entitled to look only to Buyer (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures set forth in this Section 1.3, without interest. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any holder of Seller Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)            If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Buyer, as applicable, shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which such shares of Seller Common Stock formerly represented thereby were converted pursuant to this Article I; provided, however, that the Exchange Agent, or Buyer, as applicable, may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, as applicable, require the owner of such lost, stolen or destroyed Certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.

(g)            Buyer and Buyer Bank are entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted on a timely basis to the appropriate governmental authority by or on behalf of Buyer or Buyer Bank, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

1.4            Closing. The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia, 30308, on the first business day of the month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, Buyer shall file the Certificate of Merger with the Georgia Secretary of State and the Articles of Merger with the North Carolina Secretary of State.

1.5            Articles of Incorporation and Bylaws of Buyer. At the Effective Time, the articles of incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of Buyer until thereafter amended in accordance with applicable law. At the Effective Time, the bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of Buyer until thereafter amended in accordance with applicable law.

1.6            Officers and Directors of Buyer. The officers and directors of Buyer as of immediately prior to the Effective Time shall continue as the officers and directors of Buyer.

1.7            Tax Free Reorganization.

(a)            Each of Buyer and Seller shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Buyer, Seller or their respective subsidiaries shall (i) take, or agree to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) fail to take, or agree to fail to take, any action that would reasonably be expected to be necessary to permit the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of Buyer and Seller agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

(b)            Unless otherwise required by applicable law, each of Buyer and Seller (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

(c)            Each of Seller and Buyer shall, in good faith, cooperate and use its commercially reasonable efforts to (i) obtain the Tax opinions to be issued by its respective Tax counsel under Sections 6.4 and 7.4 and in connection with the filing of the Form S-4, and (ii) deliver to its respective Tax counsel and Tax advisors certificates containing representations and covenants reasonably requested by such counsel and/or advisors in connection with the rendering of such opinions or otherwise.  Buyer’s and Seller’s Tax counsel and Tax advisors shall be entitled to rely upon such certificates and the  representations and covenants contained therein in rendering any such opinions or otherwise.

1.8            Bank Merger. Concurrently with the execution and delivery of this Agreement, United Community Bank, Buyer’s wholly owned Georgia bank subsidiary (“Buyer Bank”), and the Bank are entering into the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”), pursuant to which the Bank will merge with and into Buyer Bank with Buyer Bank being the surviving bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.

1.9            Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller, or (ii) otherwise carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

ARTICLE II
OTHER AGREEMENTS

2.1            Registration and Listing of Buyer Stock.

(a)            Buyer agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable (and in any event, within sixty (60) days) a registration statement (the “Buyer Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 covering the issuance of the shares of Buyer Stock to the shareholders of Seller pursuant to this Agreement and to use its commercially reasonable efforts to cause the Buyer Registration Statement to become effective and to remain effective through the Effective Time. Buyer agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of Buyer Stock upon consummation of the Merger. Seller agrees to provide Buyer reasonable assistance as necessary in the preparation of the Buyer Registration Statement, including, without limitation, providing Buyer with all material facts regarding the operations, business, assets, liabilities and personnel of Seller, together with the audited financial statements of Seller, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the Buyer Registration Statement. The Buyer Registration Statement shall not cover resales of Buyer Stock by any of the shareholders of Seller, and Buyer shall have no obligation to cause the Buyer Registration Statement to continue to be effective after the Effective Time or to prepare or file any post-effective amendments to the Buyer Registration Statement after the Effective Time.

(b)            Buyer agrees to list on the NASDAQ Global Select Market, by the Closing Date, the shares of Buyer Stock to be issued to the shareholders of Seller pursuant to this Agreement.

2.2            Meeting of Seller Shareholders.

(a)            Seller shall call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as reasonably practicable after the Buyer Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval. In connection with the Special Meeting, Buyer and Seller shall together prepare and submit to the Seller shareholders a notice of meeting, proxy statement and proxy (the “Seller Proxy Materials”), which shall include the final prospectus from the Buyer Registration Statement in the form filed with the SEC.

(b)            Except as provided in this Section 2.2(b), the board of directors Seller shall (i) communicate to the shareholders of Seller the board’s recommendation that the shareholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “Seller Recommendation”) and (ii) include the Seller Recommendation in the Seller Proxy Materials. Neither the Seller board of directors nor any committee thereof shall: (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (as defined below) (each, an “Adverse Recommendation Change”), except that, prior to the Requisite Seller Shareholder Approval, Seller’s board of directors may make an Adverse Recommendation Change if:

(A) Seller’s board of directors determines in good faith, after consultation with Seller’s financial advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 4.19) that is a Superior Proposal;

(B) Seller’s board of directors determines in good faith, after consultation with Seller’s outside counsel, that a failure to accept such Superior Proposal would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of Seller;

(C) Seller’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);

(D) after providing such Notice of Recommendation Change, Seller negotiates in good faith with Buyer (if requested by Buyer) and provides Buyer reasonable opportunity during the three (3)-business day period following the Notice of Recommendation Change to make such adjustments in the terms and conditions of this Agreement as would enable Seller’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and

(E) Seller’s board of directors, following such three (3)-business day period, determines in good faith, after consultation with Seller’s financial advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of Seller.

(c)            The term “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Seller or any of its subsidiaries; and (ii) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of ten percent (10%) or more of the total voting power of any class of equity securities of Seller or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of Seller, in each case, other than the transactions contemplated by this Agreement.

(d)            The term “Superior Proposal” means any Acquisition Proposal with respect to which the board of directors of Seller (i) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and (ii) determines in its good faith judgment (based on, among other things, the advice of Seller’s financial advisor) to be more favorable to Seller’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Seller, after obtaining the advice of the Seller’s financial advisor, the Person making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

2.3            Access to Properties, Books, Etc. Seller shall allow Buyer and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of Seller’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish Buyer and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as Buyer may reasonably request, provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Seller shall cause its and its subsidiaries’ personnel, employees and other representatives to assist Buyer in making any such investigation. During such investigation, Buyer and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise Seller of those items of which copies are made. No investigation made heretofore or hereafter by Buyer and its authorized representatives shall affect the representations and warranties of Seller hereunder.

2.4            Confidentiality. Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the Buyer Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.

2.5            Cooperation. Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

2.6            Expenses. All of the expenses incurred by Buyer in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the Buyer Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by Buyer. All expenses incurred by Seller in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the Seller Proxy Materials, shall be paid by Seller.

2.7            Preservation of Goodwill. Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

2.8            Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Georgia Department of Banking and Finance (the “GDBF”), the North Carolina Office of the Commissioner of Banks (the “NCCOB”), and (ii) any other approvals set forth in Section 3.6(a) and Section 5.7(a) which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer (collectively, the “Required Regulatory Approvals”).

2.9            Press Releases. Prior to the Closing Date, Buyer and Seller must each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.9 shall be deemed to prohibit Buyer from making any disclosure which its counsel deems necessary or advisable in order to satisfy Buyer’s disclosure obligations imposed by law.

2.10            Employee Benefits.

(a)            Following the Closing Date, Buyer shall provide generally to employees of Seller who continue employment with Buyer (“Seller Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts, severance and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by Buyer or Buyer Bank to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by Buyer or Buyer Bank to the Seller Continuing Employees, service with Seller or the Bank prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Seller or the Bank. The Seller Continuing Employees’ prior service with Seller or the Bank shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Seller or the Bank. Buyer or Buyer Bank shall also waive all restrictions and limitations for preexisting conditions under Buyer’s Employee Benefit plans, to the extent such restrictions or limitations would not apply to the Seller Continuing Employees under the similar plan of Seller or the Bank. Buyer or Buyer Bank shall use commercially reasonable efforts to provide the Seller Continuing Employees with credit under Buyer’s group health Employee Benefit plans, for the plan year of such plans which include the Closing Date, towards any applicable deductibles under Buyer’s group health Employee Benefit plans for the aggregate amounts paid by such employees toward applicable deductibles under Seller’s group health Employee Benefit plans for the plan year of such plans which includes the Closing Date.

(b)            Subject to applicable legal requirements, Buyer and Seller shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of Seller after the Closing Date to rollover the amount credited to their accounts under the Seller 401(k) Plan (the “Seller 401(k) Plan”) through a rollover contribution into the Buyer Bank, Inc. 401(k) Plan (the “Buyer 401(k) Plan”), if such employees are Seller Continuing Employees, or to transfer the amount credited to their accounts through an eligible rollover contribution to a separate third party individual retirement account (after the deemed distribution of any participant loans as reflected in such accounts), or to take a cash distribution from the Seller 401(k) Plan (after the deemed distribution of any participant loans as reflected in such accounts), provided, that (i) Seller’s Board of Directors shall adopt resolutions to terminate the Seller 401(k) Plan and cease all further deferrals with respect to eligible compensation no later than the business day immediately prior to the Closing Date, and (ii) the foregoing shall be subject to the receipt of a final favorable IRS determination letter (or prototype sponsor letter) with respect to the Seller 401(k) Plan to the extent reasonably required by Buyer and completion of such other actions as may be required by applicable legal requirements. For purposes of any vesting determinations (but not benefit accruals) in connection with the Buyer 401(k) Plan in which any Seller Continuing Employees may participate after the Closing, service with Seller prior to the Closing Date shall be counted to the extent such service was counted under the Seller 401(k) Plan. For purposes of eligibility to participate in any matching contribution under the Buyer 401(k) Plan, Seller Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by Buyer to its other similarly-situated employees as of their employment date with Buyer. Prior to the Closing Date, Seller shall make any necessary employer contributions to the Seller 401(k) Plan due such Seller Continuing Employees for compensation paid by Seller prior to termination of the Seller 401(k) Plan.

(c)            Subject to applicable legal requirements, Buyer and Seller shall take such other commercially reasonable actions prior to the Closing Date as may be necessary to terminate, effective prior to Closing, the agreements marked with an “*” on Section 3.5(a)(i) of the Disclosure Memorandum effective as of the Closing Date and any other Seller Plans that Buyer directs Seller or the Bank to terminate prior to Closing.  In connection with such terminations, any compensation to be provided thereunder shall be paid in full in exchange for a settlement and release agreement in a form reasonably acceptable to Buyer to the extent requested by Buyer. Seller or the Bank shall (i) permit Buyer to review and approve in advance any documents or notices required to effect any of the foregoing and (ii) provide to Buyer prior to Closing written evidence as to satisfaction of the requirements of this Section 2.10(c) as Buyer may reasonably request. Unless terminated prior to Closing pursuant to this Section 2.10(c), Buyer shall honor any existing employment agreements with any Seller Continuing Employees in accordance with their terms or as otherwise amended by the parties.

2.11            Severance Plan.  Buyer agrees that it shall provide a severance package for all Seller Continuing Employees who are not retained by Buyer following the Closing Date, or who are otherwise displaced by Buyer following the Closing Date. Such severance package will be in accordance with Buyer’s existing policies and practices as they apply to similarly-situated employees of Buyer, which currently consists of two weeks of salary for every full year of employment with a minimum of eight (8) weeks and a maximum of fifty-two (52) weeks. Employees with tenure of fifteen (15) years or longer will receive fifty-two (52) weeks of severance pay. Buyer will also provide reimbursement for COBRA benefits for up to four (4) months for those displaced employees with fewer than fifteen (15) years of tenure with Seller and for up to six (6) months for those with fifteen (15) years or longer tenure with Seller.  In the event that Buyer changes its severance policies in a manner that applies to all Buyer employees, such changes shall also apply to any Seller Continuing Employees employed by Buyer at the effective date of such change.

2.12            Directors’ and Officers’ Tail Coverage.  Prior to the Closing Date, Buyer shall have, at Buyer’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under Seller’s existing directors’ and officers’ liability insurance policies, in which event Seller will designate Buyer’s insurance broker as Seller’s broker-of-record, as determined by Buyer in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of Seller or the Bank, who are currently covered by Seller’s policies on terms similar to such existing insurance; provided that Buyer shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy which exceed three hundred percent (300%) of the annual premium payments on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of Seller and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.

2.13            Indemnification.

(a)            For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), Buyer shall indemnify, defend, and hold harmless the present and former directors and executive officers of Seller (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of Seller (or, at Seller’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another Seller entity or Seller Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. Buyer shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.13(a). Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority).

(b)            Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.13, upon learning of any such Claim, shall promptly notify Buyer thereof in writing (provided that a failure to timely provide such notice shall not relieve Buyer of any indemnification obligation unless, and to the extent that, Buyer is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this Section 2.13(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) Buyer shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) Buyer shall not agree to any settlement which does not provide for a release of the Indemnified Party.

(c)            Buyer covenants and agrees that neither it, nor any successors or assigns, shall consolidate with or merge into any other person where Buyer or any such successor or assign shall not be the continuing or surviving person of such consolidation or merger, or transfer all or substantially all of its assets to any person, unless, in each case, proper provision shall have been made to ensure that the successors and assigns of Buyer shall assume the obligations set forth in this Section 2.13.

(d)            The provisions of this Section 2.13 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

2.14            Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened shareholder litigation against such party and/or the members of such party’s board of directors related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Seller shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the view of Buyer in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside legal counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Buyer regarding the defense or settlement of any such shareholder litigation, and (iv) not settle any such litigation prior to such consultation and consideration; provided, however, that Seller shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld) unless the payment of any such damages by Seller is reasonably expected by Seller, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Seller) under Seller’s existing director and officer insurance policies, including any tail policy.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants as follows:

3.1            Disclosure Memorandum. Seller has delivered to Buyer a memorandum (the “Disclosure Memorandum”) containing certain information regarding Seller as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Seller under this Article III. The information contained in Seller Exchange Act Reports and the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. No item is required to be set forth in the Disclosure Memorandum as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; the mere inclusion of an item in the Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and any disclosures made with respect to a section of Article III or Article IV shall qualify (i) any other section of Article III or Article IV specifically referenced or cross-referenced and (ii) other sections of Article III or Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections. Seller shall promptly provide Buyer with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to Buyer pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.

3.2            Corporate and Financial.

(a)            Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Bank is a North Carolina bank duly organized, validly existing, and in good standing under the laws of the State of North Carolina. Seller and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(b)            Authority; Enforceability.

(i) Except as set forth in Section 3.2(b)(i) of the Disclosure Memorandum and subject to the Required Regulatory Approvals, and the approval of Seller shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(A) violate any provision of federal or state law applicable to Seller, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(B) violate any provision of the articles of incorporation or bylaws of Seller;

(C) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Seller is a party, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(D) constitute a violation of any order, judgment or decree to which Seller is a party, or by which Seller or any of its assets or properties are bound which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(ii) Seller and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the Seller shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by Seller and the Bank and the consummation by Seller and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by Seller and the Bank, including all necessary action by the board of directors of Seller and the Bank. Other than the approval of the Seller shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of Seller and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Seller and the Bank and the consummation by Seller and the Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of Buyer, this Agreement constitutes the valid and binding obligation of Seller, and is enforceable in accordance with its terms, except as limited by (A) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

(iii) “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, with respect to Buyer or Seller, as the case may be, (A) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of such party on a consolidated basis, or (B) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided, however, that, for purposes of clauses (A) and (B), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission expressly required by this Agreement or taken with the express prior written consent of the other party to this Agreement, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect Seller, (5) changes in national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.

(c)            Capital Structure.

(i) As of the date of this Agreement, Seller has authorized capital stock consisting solely of (A) 16,000,000 shares of Seller Common Stock, of which 6,522,089 shares are issued and outstanding as of the date hereof (exclusive of 249,270 shares of common stock granted in respect of Seller Restricted Share Awards and 21,865 shares reserved for issuance upon exercise of outstanding options and warrants to acquire shares of Seller Common Stock), and (B) 50,000 shares of preferred stock, none of which are issued and outstanding (the “Preferred Stock”, together with the Seller Common Stock, the “Seller Stock”). The Bank has authorized capital stock consisting solely of 5,000,000 shares of common stock, $1.00 par value per share (the “Bank Stock”), 843,158 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of the Seller Stock and the Bank Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or, to the knowledge of Seller, claim for damages under federal or state securities laws with respect to the issuance of any shares of the Seller Stock or the Bank Stock previously issued. None of the shares of the Seller Stock or the Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders.

(ii) Except as set forth in Section 3.2(c)(ii)(A) of the Disclosure Memorandum, Seller does not have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of Seller, or any other securities or debt of Seller, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as set forth in Section 3.2(c)(ii)(B) of the Disclosure Memorandum, Seller is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of Seller Stock or Bank Stock.

(iii) Except for restrictions required by applicable federal and state securities laws and as set forth in Section 3.2(c)(iii) of the Disclosure Memorandum, there is no agreement, arrangement or understanding to which Seller is a party restricting or otherwise relating to the transfer of any shares of capital stock of Seller.

(iv) All shares of Seller Stock or other capital stock, or any other securities or debt, of Seller, which have been purchased or redeemed by Seller have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Seller.

(v) Except as set forth in Section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of Seller Common Stock.

(d)            Seller Subsidiaries. Except as set forth in Section 3.2(d)(i) of the Disclosure Memorandum, Seller has no subsidiaries other than the Bank, and the Bank has no subsidiaries. All of the issued and outstanding shares of the Bank Stock are owned by Seller. Except as set forth in Section 3.2(d)(ii) of the Disclosure Memorandum, no subsidiary has outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of such subsidiary, or any other securities or debt of such subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.

(e)            Corporate Records. The stock records and minute books of Seller: (i) fully and accurately reflect all issuances, transfers and redemptions of the Seller Stock; (ii) to Seller’s knowledge, correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Seller; (iii) correctly show all material corporate actions taken by the directors and shareholders of Seller (including actions taken by consent without a meeting); and (iv) contain true and correct copies or originals of the articles of incorporation and all amendments thereto, bylaws as amended and currently in force and the minutes of all meetings or consent actions of its directors and shareholders approved for inclusion by the board of directors. No material resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are materially complete and accurate.

(f)            Tax Returns; Taxes.

(i) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.

(ii) Each of Seller and the Bank has (A) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable laws and (B) timely paid all Taxes due and owing from it (whether or not shown due on any Tax Returns). Except as set forth in Section 3.2(f)(ii) of the Disclosure Memorandum, neither Seller nor the Bank is currently the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of Seller, no claim has ever been made by a governmental entity in a jurisdiction where Seller and the Bank do not file Tax Returns that Seller or the Bank is or may be subject to taxation by that jurisdiction. Neither Seller nor the Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period. There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or the Bank.

(iii) Each of Seller and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(iv) Neither Seller nor the Bank has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The unpaid Taxes of Seller and the Bank (A) did not, as of December 31, 2016, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained in the Seller Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and the Bank in filing their Tax Returns.

(vi) To the knowledge of Seller, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller or the Bank. Neither Seller nor the Bank has received from any governmental entity (including jurisdictions where Seller or the Bank has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any governmental entity against Seller or the Bank. No federal, state, local or foreign income Tax Returns filed with respect to Seller or the Bank for taxable periods ended on or after December 31, 2013 have been audited. Seller has made available to Buyer complete and accurate copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller or the Bank filed or received since January 1, 2014. Seller has delivered or made available to Buyer the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by Seller or the Bank. Except as set forth in Section 3.5(f)(vi) of the Disclosure Memorandum, there is currently no limitation on the use of the Tax attributes of Seller and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign tax law); provided that Seller makes no representation or warranty regarding whether any such limitation will result from the transactions contemplated by this Agreement.

(vii) Except as set forth in Section 3.5(a)(viii) of the Disclosure Memorandum, neither Seller nor the Bank is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby) or cause the imposition of any excise Tax or penalty under Section 4999 of the Code as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Neither Seller nor the Bank is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby). No Seller Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Seller has made available to Buyer preliminary copies of Section 280G calculations (whether or not final), which to the best of Seller’s knowledge are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of Seller as defined in Item 402 of Regulation S-K of the SEC in connection with the transactions contemplated hereby.

(viii) Except for (A) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (B) any agreement or arrangement exclusively between Seller and the Bank, neither Seller nor the Bank is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement with any other party (other than such an agreement or arrangement exclusively between Seller and the Bank).

(ix) Neither Seller nor the Bank (A) is or has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or member of any an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes other than the group of which Seller is the common parent, or (B) has any liability for the Taxes of any person (other than Seller and the Bank) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(x) Neither Seller nor the Bank has been within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) Neither Seller nor the Bank has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(xii) Except to the extent shown in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Financial Statements, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and the Bank in filing their Tax Returns, neither Seller nor the Bank will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law); (D) election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law); (E) installment sale or open transaction disposition made on or prior to the Closing Date; or (F) prepaid amount received on or prior to the Closing Date.

(xiii) Seller has made available to Buyer true, correct, and complete copies of any private letter ruling requests, technical advice memorandum received, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.

(xiv) Neither Seller nor the Bank has taken any action or knows of any fact that would be reasonably expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xv) Neither Seller nor the Bank has participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).

(xvi) Neither Seller nor the Bank has a (i) permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States, (ii) subsidiary that is treated as a “controlled foreign corporation” as defined in Section 957, or (iii) subsidiary that is treated as a “passive foreign investment company” as defined in Section 1297.

(g)            Financial Statements.

(i) Seller has delivered to Buyer true, correct and complete copies, including notes, of the audited financial statements of Seller for the years ended December 31, 2016, 2015, and 2014, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of Seller for the three (3) months ended March 31, 2017 (collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of Seller as of the dates indicated therein and the results of its operations for the respective periods indicated therein (subject in the case of unaudited statements to notes and year-end audit adjustments normal in nature and amount).

(ii) Seller has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to Seller’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the  Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2016 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

(h)            Disclosure Reports. Seller has a class of securities registered pursuant to Section 12(g) of the Exchange Act. Seller has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act required to be filed by the Exchange Act since January 1, 2015 (the “Seller Exchange Act Reports”). The Seller Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Seller (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.

(i)            Regulatory Reports. Seller has made available to Buyer for review and inspection all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by Seller since January 1, 2014 with (i) the FDIC, (ii) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), (iii) the NCCOB, (iv) the Department of Justice (the “DOJ”) and (v) any other applicable regulatory or governmental agencies (collectively, the “Seller Reports”). All of the Seller Reports have been prepared in all material respects in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

(j)            Enforcement Actions. Except as set forth in Section 3.2(j) of the Disclosure Memorandum, (A) neither Seller nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the NCCOB, the DOJ or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (B) neither Seller nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the NCCOB, the DOJ or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (C) Seller and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (D) neither Seller nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the NCCOB, the DOJ or any other applicable regulatory or governmental agency indicating that either Seller or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(k)            Accounts. Section 3.2(k) of the Disclosure Memorandum contains a list of each and every bank and other institution in which Seller maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

(l)            Loans; Nonperforming and Classified Assets; Allowance.

(i) Except as provided for in the Allowance described in subsection (iv) below, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“Seller Loans”) shown in the Seller Financial Statements and any such Seller Loans, (A) are genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (B) are not subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.

(ii) All of the Seller Loans are evidenced by written agreements, true and correct copies of which will be made available to Buyer for examination prior to the Closing Date. All currently outstanding Seller Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such Seller Loans, and the loan documents with respect to each such Seller Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Seller Loans that are not reflected in the written records of the Bank. All of the Seller Loans are owned by the Bank free and clear of any Liens, except for blanket Liens granted to the Federal Home Loan Bank. Except as set forth in Section 3.2(l)(ii) of the Disclosure Memorandum, none of the Seller Loans are presently serviced by third parties, and there is no obligation which could result in any Seller Loan becoming subject to any third party servicing.

(iii) Except as set forth in Section 3.2(l)(iii)(A) of the Disclosure Memorandum, as of the date hereof, no Seller Loans were over ninety (90) days delinquent in payment of principal or interest. Section 3.2(l)(iii)(B) of the Disclosure Memorandum contains a complete list of (1) each Seller Loan that as of December 31, 2016 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Seller Loan and the identity of the borrower thereunder and (2) each asset of the Bank that as of December 31, 2016 was classified as other real estate owned and the book value thereof as of December 31, 2016.

(iv) The allowance for loan and lease losses shown on the balance sheet of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement (the “Allowance”) was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by Seller as of the dates thereof.

(m)            Liabilities. Seller has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of Seller, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (i) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (ii) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (iii) unfunded liabilities with respect to the Seller 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by Seller or any other entity covering employees of Seller; or (iv) environmental liabilities, except (A) those reflected in the Seller Financial Statements; (B) liabilities incurred since December 31, 2016 in the ordinary course of business; (C) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement; and (D) as disclosed in Section 3.2(m) of the Disclosure Memorandum.

(n)            Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(n) of the Disclosure Memorandum, since December 31, 2016:

(i) there has been no change in any of Seller’s relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect;

(ii) there has been no damage, destruction or loss to the assets, properties or business of Seller, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(iii) the business of Seller has been operated in the ordinary course;

(iv) the material properties and assets of Seller used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(v) the books, accounts and records of Seller have been maintained in the ordinary course of business and consistent with past practice;

(vi) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Seller other than in the ordinary course of business and consistent with past practices;

(vii) there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee, officer, director or other service provider or any of their spouses, dependents or beneficiaries or any increase in the level of wages, salaries, bonus opportunities or employee benefits, or the adoption of new employee benefits to any employee, officer, director or other service provider or any of their spouses, dependents or beneficiaries;

(viii) there has been no change in the articles of incorporation or bylaws of Seller or the Bank;

(ix) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Seller, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Seller, or affecting its operations;

(x) there has been no issuance, sale, repurchase, acquisition, or redemption by Seller of any of its capital stock, bonds, notes, debt or other securities, or the issuance, sale, repurchase, acquisition, or redemption by Seller of any outstanding rights to acquire any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof or of any outstanding rights to acquire any of its capital stock, bonds, notes, debt or other securities;

(xi) there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Seller or assumed by it with respect to any asset or assets;

(xii) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Seller which would be required to be reflected on a balance sheet of Seller prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business and consistent with past practice;

(xiii) no material obligation or liability of Seller has been discharged or satisfied, other than in the ordinary course of business and consistent with past practice;

(xiv) there have been no sales, transfers or other dispositions of any material asset or assets of Seller, other than sales in the ordinary course of business and consistent with past practice; and

(xv) there has been no amendment, termination or waiver of any right of Seller under any contract or agreement or governmental license, permit or permission which has had, or would reasonably be expected to have, a Material Adverse Effect.

(o)            Litigation and Proceedings. Except as set forth in Section 3.2(o) of the Disclosure Memorandum or as would not be reasonably likely to have a Material Adverse Effect, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Seller, threatened against, by or affecting Seller, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Seller or relating to the business or affairs of Seller, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Seller have, to the knowledge of Seller, any unasserted contingent liabilities.

(p)            Proxy Materials. The Seller Proxy Materials and any other materials furnished by Seller to the Seller shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will not contain with respect to Seller any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.3            Business Operations.

(a)            Permits; Compliance with Law.

(i) Seller has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Seller to carry on its business as presently conducted (the “Permits”), except where the failure to obtain such Permits would reasonably be expected to have a Material Adverse Effect. Seller is in compliance in all material respects with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii) Seller has complied in all material respects with all laws, regulations, ordinances, rules, and orders applicable to it or its business. Section 3.3(a)(ii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Seller, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Seller to conduct its business.

(iii) Except as set forth in Section 3.3(a)(iii) of the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of Seller to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Seller, is any such notice or warning proposed or threatened.

(b)            Environmental.

(i) Except as set forth in Section 3.3(b)(i) of the Disclosure Memorandum:

(A) Seller has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by Seller or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;

(B) there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against Seller or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by Seller or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by Seller;

(C) Seller has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Seller;

(D) to the knowledge of Seller, the improvements on the property owned or leased by Seller are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause material property damage or personal injury, and the improvements on the property owned or leased by Seller are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(E) to the knowledge of Seller, there are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by Seller.

(ii) Neither Seller nor, to the knowledge of Seller, any of its officers, directors, employees or agents, in the course of such individual’s employment by Seller, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(iii) To the knowledge of Seller, Seller has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.

(iv) Neither Seller nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Seller holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(v) Seller has delivered to Buyer true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by Seller with any environmental laws or the presence of Hazardous Materials that were prepared for Seller or prepared for other Persons and are in the possession, custody or control of Seller.

(vi) The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(c)                   Insurance.

(i) Section 3.3(c)(i) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Seller or through Seller for any of its officers, directors and employees, that are in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Such policies and bonds provide adequate coverage to insure the properties and businesses of Seller and the activities of its officers, directors and employees against such risks and in such amounts as are reasonable and customary. Seller will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Seller has heretofore made available to Buyer a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of Seller.

(ii) The value of all bank owned life insurance owned by Seller or the Bank is and has been fairly and accurately reflected in the balance sheet and included in the Seller Financial Statements in accordance with GAAP.

(d)            Trust Business; Administration of Fiduciary Accounts. Each of Seller and the Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws. Neither Seller nor the Bank, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(e)            Compliance. No facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under federal or state law (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Other than investments to satisfy regulatory requirements, neither Seller nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters.

3.4            Properties and Assets.

(a)            Contracts and Commitments. Section 3.4(a) of the Disclosure Memorandum contains a list identifying all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Seller in the ordinary course of business), to which Seller is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $100,000 or having a term or requiring performance over a period of more than one (1) year and requiring payment of more than $25,000 per year (collectively, the “Material Contracts”). Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and, to the knowledge of Seller, constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination that would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. A true and complete copy of each Material Contract has been made available to Buyer for examination.

(b)            Licenses; Intellectual Property. Seller has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted. To the knowledge of Seller, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Seller or presently expected to be used by it in the future. All material patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Seller, are listed in Section 3.4(b) of the Disclosure Memorandum. Seller has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

(c)            Personal Property. Seller has good and marketable title to all of its material personal property, tangible and intangible, reflected in the most recent Seller Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the Seller Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Seller, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.

(d)            Seller Leases.

(i) All leases (the “Seller Leases”) pursuant to which Seller is lessor or lessee of any real or material personal property (such property, the “Leased Property”) are set forth in Section 3.4(d)(i) of the Disclosure Memorandum. All Seller Leases are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the Seller Leases any default or any claimed default by Seller, Seller’s lessor (where Seller is the lessee under a Seller Lease) or Seller’s lessee (where Seller is the lessor under a Seller Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by Seller, Seller’s lessor (where Seller is the lessee under a Seller Lease) or Seller’s lessee (where Seller is the lessor under a Seller Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if Seller is the party in breach.

(ii) The copies of the Seller Leases heretofore furnished or made available by Seller to Buyer are true, correct and complete in all material respects, and the Seller Leases have not been modified other than pursuant to amendments, copies of which have been concurrently delivered or made available to Buyer, and, to the knowledge of Seller, are in full force and effect in accordance with their terms.

(iii) There are no contractual obligations, agreements in principle or present plans for Seller to enter into new leases of real property or to renew or amend existing Seller Leases prior to the Closing Date.

(e)            Real Property.

(i) Seller does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “Seller Realty”). Seller has good title to the Seller Realty and Seller has not encumbered any of the Seller Realty with a mortgage, deed of trust, or other monetary lien that has not been satisfied or cancelled.

(ii) The interests of Seller in the Seller Realty and in and under each of the Seller Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of Seller, threatened action at law or in equity.

(iii) The present use and operations of, and improvements upon, the Seller Realty and all real properties included in the Leased Properties (the “Seller Leased Real Properties”) are in material compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Seller Realty, the Seller Leased Real Properties or their uses.

(iv) No rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Seller with respect to any Seller Lease, in each case, in any material amount.

(v) Seller is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Seller Realty or the Seller Leased Real Properties which may adversely affect the Seller Realty or the Seller Leased Real Properties, or their current use or the use currently contemplated by Seller.

(vi) The buildings and structures owned, leased or used by Seller are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Seller.

3.5            Employees and Benefits.

(a)            Employee Benefits.

(i) Except as set forth in Section 3.5(a)(i) of the Disclosure Memorandum, neither Seller nor the Bank provides or is obligated to provide, contributes to or is obligated to contribute to, directly or indirectly, nor has any liability (direct, indirect, contingent, as the result of any indemnity or guaranty or ERISA Affiliate (as defined below) or otherwise) for, any compensation, bonuses, incentives or benefits for any current or former employees, officers, directors or independent contractors or their spouses, dependents or beneficiaries, including, without limitation, any material (A) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (B) employment, consulting, severance, change in control, transaction bonus, retention or other similar agreement or plan or (C) post-retirement life insurance, pension, profit sharing, stock option, restricted stock or units, equity or equity-based compensation or other forms of incentive or deferred compensation, retirement, bonus, hospitalization, severance, medical, insurance, life, vacation, fringe benefits, or other employee benefits under any plan, practice, agreement or understanding (individually a “Seller Plan” and collectively, the “Seller Plans”).

(ii) Section 3.5(a)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), sponsored, maintained or contributed to by Seller or its ERISA Affiliates or with respect to which Seller or any of its ERISA Affiliates has any liability (direct or indirect, contingent, as the result of any indemnity or guaranty or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past one (1) year of actuarial reports and valuations, the three (3) most recent annual reports and Form 5500 filings (including attachments) and all material correspondence relating to any ERISA Plan from or with any governmental entity in the last three (3) years have been delivered to Buyer.

(iii) Except as set forth in Section 3.5(a)(iii) of the Disclosure Memorandum, Seller and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (direct or indirect, contingent, as the result of any indemnity or guaranty or otherwise) with respect to (A) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (B) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (C) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (D) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(a)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated), that, together with Seller or the Bank, would be treated at the relevant time as a single employer within the meaning of Section 414 of the Code or 4001(a) of ERISA.

(iv) Each Seller Plan has been established, operated and administered in all material respects in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each Seller Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process and in accordance with the express terms of such Seller Plans, no litigation or administrative or other proceeding is pending or, to the knowledge of Seller, threatened involving such Seller Plan or any of its assets or fiduciaries. With respect to each Seller Plan, neither Seller, the Bank nor any of their directors, officers, employees or agents or any fiduciary of any Seller Plan has been engaged in or been a party to any transaction relating to the Seller Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each Seller Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with (i) the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws and (ii) the applicable requirements of the Patient Protection and Affordable Care Act, as amended.

(v) With respect to each Seller Plan, all contributions or other remittances required by such plan or applicable law have been made, or will be made, on a timely basis.

(vi) Each Seller Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or opinion letter) from the Internal Revenue Service (“IRS”) as to the qualification of such plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which Seller may rely) and, to the knowledge of Seller, no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(vii) Seller does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of Seller or the Bank or their spouses, dependents or beneficiaries beyond the employees’ retirement or other termination of employment or service with Seller or the Bank other than coverage mandated by applicable law and at the sole expense of such employees or their spouses, dependents or beneficiaries.

(viii) Except as set forth in Section 3.5(a)(viii) of the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event) will: (i) entitle any current or former employee, officer, director or other service provider of Seller or the Bank to any payment or benefit, including any bonus, retention, severance pay, retirement pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer, director or other service provider; (iii) increase any benefits, or accelerate the time of payment or any benefits, otherwise payable under any Seller Plan (iv) trigger any material obligation under any Seller Plan, including any funding thereof; or (v) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No Seller Plan provides for the gross up of taxes under Code Sections 409A or 4999.

(ix) Each Seller Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A of the Code and the regulations and rulings thereunder.

(x) There is no audit or investigation pending with respect to any Seller Plan before any governmental authority and, to the knowledge of Seller, no such audit or investigation is threatened.

(xi) Seller has properly accrued on its financial statements in all material respects, the correct number of days, for all vacation, sick leave, personal time and paid time off credited to Seller or the Bank employees and individual consultants as of the date of such financial statements. Seller or the Bank has, for each Seller Plan and all other purposes, including taxes and participation in Seller Plans, correctly classified all natural persons and, if applicable, their disregarded entities, providing services to Seller as common law employees or independent contractors as appropriate.

(xii) Neither Seller nor the Bank has entered into any commitment to modify or amend any Seller Plan (other than in the ordinary course and consistent with past practices or as required by law) or to establish any new benefit plan, program or arrangement. There has been no amendment to any Seller Plan, interpretation or announcement by Seller or the Bank relating to any Seller Plan or written notice or arrangement, or change in eligibility, participation or coverage under any Seller Plan, that would increase the expense of maintaining any such Seller Plan above the level of expense incurred or with respect to such Seller Plan for the most-recently completed fiscal year of Seller and the Bank.

(xiii) Each pension plan, within the meaning of Section 3(2) of ERISA, that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of any such pension plan have been set aside to pay the obligations under such pension plan in a rabbi trust or otherwise.

(b)            Employment and Labor Matters. Seller is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days’ notice at the election of, and without cost or penalty to, Seller. Seller has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, to organize any of its employees. Seller has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in Section 3.5(b) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of Seller, threatened against Seller, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, or to the knowledge of Seller, threatened against, or involving, as the case may be, Seller with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of Seller’s employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of Seller are properly classified as such for all purposes, including without limitation, the Seller Plans.

(c)            Related Party Transactions. Except for: (i) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Seller with other Persons who are not affiliated with Seller, and which do not involve more than the normal risk of repayment or present other unfavorable features; (ii) deposits, all of which are on terms and conditions identical to those made available to all customers of Seller at the time such deposits were entered into; and (iii) transactions specifically described in Section 3.5(c) of the Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Seller).

3.6            Other Matters.

(a)            Approvals, Consents and Filings. Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of Seller’s assets. Seller has no knowledge of any fact or condition that would prevent or materially impede or delay Buyer and Seller from obtaining the Required Regulatory Approvals.

(b)            Default.

(i) Except for the Required Regulatory Approvals or as set forth in Section 3.2(b)(i) of the Disclosure Memorandum, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(A) constitutes a breach of or default under any Material Contract;

(B) does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Seller; or

(C) constitutes an event permitting termination of any Material Contract.

(ii) Seller is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other Material Contract.

(c)            Representations and Warranties. Except for the representations and warranties made by Seller in this Article III, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. Seller acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

(d)            Absence of Brokers. Except for Sandler O’Neill & Partners, L.P. (“Sandler”), which has provided financial advisory services to Seller, no broker, finder or other financial consultant has acted on Seller’s behalf in connection with this Agreement or the transactions contemplated hereby.

(e)            Fairness Opinion. Prior to the execution of this Agreement, Seller has received an opinion from Sandler to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Seller has provided Buyer with a true and complete copy of such opinion for informational purposes.

(f)            Takeover Laws and Provisions. Seller has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law or, if applicable, any shareholder rights or poison pill agreement or similar agreement applicable with respect to Seller. No “fair price” law or similar provision of the articles of incorporation of Seller or bylaws of Seller is applicable to this Agreement and the transactions contemplated hereby.

ARTICLE IV
CONDUCT OF BUSINESS OF SELLER PENDING CLOSING

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, set forth in the Disclosure Memorandum, required by law, regulation or policies imposed by any governmental entity, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

4.1            Conduct of Business. Seller will conduct its business only in the ordinary course, and will not incur any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business, including, without limitation, any credit arrangements with any Federal Home Loan Bank in the ordinary course of business). Furthermore, Seller will not enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof).

4.2            Maintenance of Properties. Seller will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3            Insurance. Seller will maintain and keep in full force and effect all of the material insurance referred to in Section 3.3(c) hereof or other insurance equivalent thereto.

4.4            Capital Structure. Seller will not make a change in the authorized or issued capital stock or other securities of Seller, and Seller will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Seller. This Section 4.4 prohibits, without limitation, the issuance or sale by Seller of any Seller Stock to the Seller 401(k) Plan.

4.5            Dividends.  No dividend, distribution or payment will be declared or made in respect to the Seller Stock; provided, however, that Seller may, without Buyer’s consent, no more frequently than once per calendar quarter pay a dividend of not more than $0.02 per share with respect to the Seller Stock.

4.6            Amendment of Articles of Incorporation or Bylaws; Corporate Existence. Seller will not amend its articles of incorporation or bylaws, and Seller will maintain its corporate existence and powers.

4.7            No Acquisitions. Seller shall not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Seller.

4.8            No Real Estate Acquisitions or Dispositions.  Except as set forth in Section 4.8 of the Disclosure Memorandum, Seller will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Seller’s carrying value as of the date hereof) and Seller will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9            Loans. Seller shall provide Buyer with five (5) business days’ prior notice before execution of an agreement to make any loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000). Seller shall not renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, or “Loss” in the books and records of Seller (each a “Classified Asset”); provided, however, that, if Seller shall request the prior approval of Buyer in accordance with this Section 4.9 to amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within five (5) business days upon receipt of such request from Seller, then such request shall be deemed to be approved by Buyer and thus Seller may make the loan or extend the credit referenced in such request on the terms described in such request.

4.10            Allowance.  Seller shall not make a material change to its methodology for determining the Allowance.

4.11            Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 3.2(k) hereof, other than in the ordinary course of business, consistent with past practice.

4.12            Seller Offices. Seller will not make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Seller.

4.13            Contracts. Except in the ordinary course of business, Seller will not terminate, materially amend or waive any material right under any Material Contract or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement.

4.14            Books and Records.  The books and records of Seller will be maintained in the usual, regular and ordinary course.

4.15            Taxes and Tax Returns.  Seller shall not, and shall not permit the Bank to, prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting; file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to Seller or the Bank.

4.16            Advice of Changes. Seller shall promptly advise Buyer orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect.

4.17            Reports. Seller shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to Buyer copies of all such reports promptly after the same are filed, provided, however, that Seller shall not be required to deliver or otherwise make available to Buyer copies of any such reports that include confidential supervisory information of a governmental authority.

4.18            Benefit Plans and Programs; Severance or Termination Payments. Neither Seller nor the Bank shall adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to any current or former employees, directors, officers or independent contractors or their spouses, dependents or beneficiaries or otherwise increase the costs or liabilities of Seller, the Bank or their successors. Neither Seller nor the Bank shall grant or enter into any new employment agreement, retention arrangement, severance pay, termination pay, retention pay, change in control or transaction or deal bonus or arrangement or other Seller Plan.

4.19            Limitation on Discussion with Others.

(a)            Seller shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal of any other Person. In addition, Seller agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if Seller or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then Seller shall immediately notify Buyer of the receipt of such Acquisition Proposal.

(b)            Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Approval, Seller shall be permitted to furnish nonpublic information regarding Seller to, or enter into a confidentiality agreement or discussions or negotiations with, any Person in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person if:

(i) the Acquisition Proposal did not result from a breach of this Section 4.19;

(ii) Seller’s board of directors determines in good faith, after consultation with Seller’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal;

(iii) Seller’s board of directors determines in good faith, after consultation with Seller’s outside counsel, that a failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the Seller board of directors;

(iv) (A) Seller gives Buyer prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of receipt of any Acquisition Proposal by Seller or any of its directors, officers, employees, representatives, agents or advisors (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (y) of Seller’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (B) Seller receives from such person or group an executed confidentiality agreement containing terms no less favorable to Seller than the terms of the confidentiality agreement entered into between Seller and Buyer and dated as of April 20, 2017 (the “NDA”); and

(v) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer).

(c)            In addition to the foregoing, Seller shall keep Buyer reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Seller’s intentions with respect to the transactions contemplated hereby.

4.20            Termination of Consent Order. Following the date hereof, Seller shall use its commercially reasonable efforts, consistent with Seller’s past practice, to have that certain Consent Order for Permanent Injunction and Civil Money Penalty, United States of America v. Four Oaks Fincorp, Inc. and Four Oaks Bank and Trust Company, Civil Action No. 5:14-CN-14-BO, dated April 26, 2014 (the “Consent Order”) terminated as promptly as possible or amended to provide that the Consent Order shall terminate at the Effective Time without any further action on the part of Buyer or Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents, warrants, covenants and agrees as follows:

5.1            Corporate.

(a)            Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Buyer has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

(b)            Authority; Enforceability.

(i) Subject to the required regulatory approvals as stated in Section 3.6(a), and the approval of the Seller shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(A) violate any provision of federal or state law applicable to Buyer, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Buyer;

(B) violate any provision of the articles of incorporation or bylaws of Buyer;

(C) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Buyer is a party, which, individually or in the aggregate, would reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Buyer; or

(D) constitute a violation of any order, judgment or decree to which Buyer is a party, or by which Buyer or any of its assets or properties are bound which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(ii) Buyer has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery, performance and terms of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly approved by Buyer, including all necessary action by the board of directors of Buyer. No other corporate proceedings are necessary on the part of Buyer to authorize the execution, delivery, and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of Seller, this Agreement constitutes the valid and binding obligation of Buyer, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.2            Disclosure Reports. Buyer has a class of securities registered pursuant to Section 12(g) of the Exchange Act. Buyer has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act required to be filed by the Exchange Act since January 1, 2015 (the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Buyer (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.

5.3            Regulatory Reports. The year-end Reports of Condition and Income filed by Buyer Bank with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by Buyer with the Federal Reserve for or during each of the three (3) years ended December 31, 2016, 2015 and 2014, together with all such other reports filed by Buyer and Buyer Bank for or during the same three (3)-year period with the GDBF, if any, and with any other applicable regulatory or governmental agencies have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

5.4            Absence of Changes. Since December 31, 2016, there has been no change in the business, assets, liabilities, results of operations or financial condition of Buyer, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect.

5.5            Litigation and Proceedings. Except as would not be reasonably likely to have a Material Adverse Effect, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Buyer, threatened against, by or affecting Buyer, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Buyer or relating to the business or affairs of Buyer, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Buyer have, to the knowledge of Buyer, any unasserted contingent liabilities.

5.6            Compliance.  Other than investments to satisfy regulatory requirements, neither Buyer nor Buyer Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to its knowledge, no facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under federal or state law; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

5.7            Other Matters.

(a)            Approvals, Consents and Filings. Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of Buyer’s assets. Buyer has no knowledge of any fact or condition that would prevent or materially impede or delay Buyer and Seller from obtaining the Required Regulatory Approvals.

(b)            Representations and Warranties. Except for the representations and warranties made by Buyer in this Article V, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. Buyer acknowledges and agrees that neither Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

(c)            Absence of Brokers. Except for Banks Street Partners, LLC, which has provided financial advisory services to Buyer, no broker, finder or other financial consultant has acted on Buyer’s behalf in connection with this Agreement or the transactions contemplated hereby.

(d)            Certain Information.  The information supplied by Buyer for inclusion in the Seller Proxy Materials and any other materials furnished by Seller to the Seller shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will not contain with respect to Buyer any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to effect the Merger is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:

6.1            Veracity of Representations and Warranties.  The representations and warranties of Seller contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Seller.

6.2            Performance of Agreements.  Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3            Certificates, Resolutions, Opinion. Seller shall have delivered to Buyer:

(a)            a certificate executed by the Chief Executive Officer of Seller, dated as of the Closing Date, and certifying in such detail as Buyer may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;

(b)            a certificate executed by the Secretary of Seller, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Seller; (ii) bylaws of Seller; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Seller (A) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (B) authorizing all other necessary and proper corporate action to enable Seller to comply with the terms hereof;

(c)            a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof; and

(d)            a certificate of the valid existence of Seller under the laws of the State of North Carolina, executed by the North Carolina Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

6.4            Tax Opinion. Buyer shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to Buyer, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to it.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Seller to effect the Merger is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Seller:

7.1            Veracity of Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Buyer.

7.2            Performance of Agreements.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3            Certificates, Resolutions, Opinion.  Buyer shall have delivered to Seller:

(a)            a certificate executed by an executive officer of Buyer, dated the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;

(b)            a certificate executed by the Secretary or an Assistant Secretary of Buyer, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Buyer; (ii) bylaws of Buyer; and (iii) duly adopted resolutions of the board of directors of Buyer (A) authorizing and approving the execution of this Agreement on behalf of Buyer, and the consummation of the transactions contemplated herein in accordance with its terms; and (B) authorizing all other necessary and proper corporate actions to enable Buyer to comply with the terms hereof; and

(c)            a certificate of the valid existence of Buyer, under the laws of the State of Georgia, executed by the Georgia Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

7.4            Tax Opinion. Seller shall have received the written opinion of its counsel, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., in form and substance reasonably satisfactory to Seller, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to it.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

The obligations of both parties to effect the Merger are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:

8.1            Shareholder Approval.  This Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of Seller Common Stock (the “Requisite Seller Shareholder Approval”).

8.2            Regulatory Approvals.  Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the GDBF and the NCCOB, shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.3            No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

8.4            Effective Registration Statement.  The Buyer Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

ARTICLE IX
WARRANTIES AND SURVIVAL

9.1            Warranties. All statements contained in the certificate delivered by Seller pursuant to Section 6.3 and the certificate delivered by Buyer pursuant to Section 7.3 shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Seller shall be required to be made, and shall be considered made, on behalf of Seller and the Bank, and the representations and warranties required of Buyer shall be required to be made, and shall be considered made, on behalf of Buyer and Buyer Bank.

9.2            Survival of Provisions. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto shall survive consummation of the Merger and the transactions contemplated hereby.

ARTICLE X
TERMINATION

10.1            Material Adverse Effect.

(a)            This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Seller.

(b)            This Agreement may be terminated at any time prior to or on the Closing Date by Seller upon written notice to Buyer, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Buyer.

10.2            Noncompliance.

(a)            This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Seller before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Buyer; or (ii) in the event of a material breach by Seller of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Buyer of such breach or, if such breach is not capable of being cured within twenty (20) days, Seller has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2(a) extend past the time period in Section 10.5 or otherwise limit Buyer’s rights thereunder.

(b)            This Agreement may be terminated at any time prior to or on the Closing Date by Seller upon written notice to Buyer, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Buyer before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Seller; or (ii) in the event of a material breach by Buyer of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Seller of such breach or, if such breach is not capable of being cured within twenty (20) days, Buyer has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2(b) extend past the time period in Section 10.5 or otherwise limit Seller’s rights thereunder.

10.3            Failure to Disclose.  This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if Buyer learns of any fact or condition that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller or Buyer, which fact or condition was required to be disclosed by Seller pursuant to the provisions of this Agreement and was not disclosed in this Agreement, the Disclosure Memorandum or the Seller Financial Statements.

10.4            Regulatory Approval.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.5            Termination Date.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before March 31, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party under this Agreement.

10.6            Dissenters.  This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if the holders of more than 10% of the outstanding shares of Seller Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

10.7            Shareholder Vote.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if Seller shall have failed to obtain the Requisite Seller Shareholder Approval at the duly convened Special Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken.

10.8            Acquisition Proposal.

(a)            This Agreement may be terminated by Seller upon written notice to Buyer, if, prior to obtaining the Requisite Seller Shareholder Approval, (i) the board of directors of Seller shall have effected an Adverse Recommendation Change and (ii) Seller has complied with the requirements of Section 2.2 and Section 4.19. If while an Acquisition Proposal is outstanding or after such an offer has been accepted, (A) Seller terminates this Agreement other than pursuant to Section 10.1(b) or Section 10.2(b), or (B) Buyer terminates this Agreement pursuant to Section 10.1(a), Section 10.2(a), or Section 10.3, then, Seller shall pay, or cause to be paid to Buyer, at the time of the termination of this Agreement, an amount equal to $4,000,000 (the “Termination Fee”), which shall be the sole and exclusive remedy of Buyer for all claims under this Agreement.

(b)            If Buyer terminates this Agreement pursuant to this Article X after an Adverse Recommendation Change but is not entitled to the Termination Fee under the provisions of Section 10.8(a), Seller shall, at the time of the termination of this Agreement,  pay Buyer an amount equal to all out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) actually and reasonably incurred by Buyer with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

10.9            Effect of Termination. Except as set forth in Section 10.8, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1            Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To Buyer: United Community Banks, Inc. 125 Highway 515 E Blairsville, Georgia 30512 Attention: Jimmy C. Tallent	To Seller: Four Oaks Fincorp, Inc. 6114 U.S. 301 South Four Oaks, North Carolina 27524 Attention: David H. Rupp E-mail: dhrupp@fouroaksbank.com

With copies to:

United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attention: Bradley J. Miller
E-mail: brad_miller@ucbi.com

and

Troutman Sanders LLP
600 Peachtree Street NE, Suite 5200
Atlanta, Georgia 30308
Attention: James W. Stevens
E-mail: james.stevens@troutmansanders.com

With a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan L.L.P.
Wells Fargo Capital Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention: Geoffrey W. Adams
E-mail: gadams@smithlaw.com

11.2            Entire Agreement.  This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between Seller and Buyer with respect to the Merger and the other matters contained herein and therein, and this Agreement, the Bank Merger Agreement, and the NDA contain the sole and entire agreement between Seller and Buyer with respect to the transactions contemplated herein and therein.  In the event of a conflict between this Agreement or the Bank Merger Agreement and the NDA regarding confidentiality or disclosure of information, the NDA will control; in the event of any other conflict between this Agreement or the Bank Merger Agreement and the NDA, this Agreement or the Bank Merger Agreement, as applicable, will control.

11.3            Waiver; Amendment. Prior to or on the Closing Date, Buyer shall have the right to waive any default in the performance of any term of this Agreement by Seller, to waive or extend the time for the fulfillment by Seller of any or all of Seller’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Seller shall have the right to waive any default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the fulfillment by Buyer of any or all of Buyer’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.

11.4            Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

11.5            No Third Party Beneficiaries.  Except as set forth in Section 2.12 and Section 2.13, no provision of this Agreement shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of Seller (including any beneficiary or dependent thereof).

11.6            Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

11.7            Governing Law. The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

11.8            Jurisdiction.  The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each of the parties hereto irrevocably agrees that any and all suits, actions or proceedings arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement brought by any party or its successors or assigns, shall be brought and determined exclusively in the courts of the United States of America for the Northern District of Georgia or, in the event that such courts do not have subject matter jurisdiction over such suit, action or proceeding, in the courts of the State of Georgia located in Fulton County.  Each of the parties agrees that mailing of process or other papers in connection with any such suit, action or proceeding in the manner provided in Section 11.1, or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof. Each of the parties hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any suit, action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding should be dismissed on the basis of forum non conveniens, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts

11.9            WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10            Interpretation.

(a)            For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Memorandum, Schedules, and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (iii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement; (iv) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (v) the word “or” shall not be exclusive; and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

(b)            No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a governmental authority by any party hereto to the extent prohibited by applicable law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Name:	Jimmy C. Tallent
Title:	Chairman and Chief Executive Officer

FOUR OAKS FINCORP, INC.

By:	/s/ David H. Rupp
Name:	David H. Rupp
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER

(the Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 26th day of June, 2017, by and between UNITED COMMUNITY BANK, a Georgia bank (“Buyer Bank”), and FOUR OAKS BANK & TRUST COMPANY, a North Carolina bank (the “Bank”, and together with Buyer Bank, the “Constituent Banks”).

WITNESSETH:

WHEREAS, Four Oaks Fincorp, Inc. (“Seller”), and United Community Banks, Inc. (“Buyer”), entered into that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), which provides for the merger of Seller with and into Buyer (the “Buyer Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that the Bank merge with and into Buyer Bank, with Buyer Bank being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of the Bank and Buyer Bank for their approval;

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.      Merger.

Pursuant to and with the effects provided in the applicable provisions of Article 2 of the Financial Institutions Code of Georgia, Chapter 1 of Title 7 of the Official Code of Georgia (the “Georgia Code”) and Chapter 53C of the North Carolina General Statutes, the Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into Buyer Bank (the “Bank Merger”).  Buyer Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “United Community Bank.” At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.      Actions to be Taken.

The acts and things required to be done by the Georgia Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Georgia Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.      Effective Time.

The Bank Merger shall be effective upon the filing of the articles of merger in the manner provided in the Georgia Code (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Buyer Merger.

4.      Articles of Incorporation and Bylaws of the Surviving Bank.

(a)            The Articles of Incorporation of Buyer Bank, as heretofore amended, as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Bank.

(b)            Until altered, amended or repealed, as therein provided, the Bylaws of Buyer Bank as in effect at the Effective Time shall be the Bylaws of the Surviving Bank.

5.      Directors.

Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If at the Effective Time any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.      Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a)            At the Effective Time, each share of the Merged Bank’s common stock (the “Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b)            At the Effective Time, each share of the Surviving Bank’s common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.      Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

8.      Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.      Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Buyer Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of Buyer, as sole shareholder of Buyer Bank, and Seller, as sole shareholder of the Bank.

10.      Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the filing of the articles of merger by the Secretary of State of Georgia or the Secretary of State of North Carolina with respect to the Bank Merger in accordance with the provisions of the Georgia Code or the North Carolina General Statutes, as applicable. This Agreement shall automatically be terminated upon a termination of the Merger Agreement pursuant to the terms thereof.

11.      Counterparts; Title; Headings.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.      Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of the Bank Stock shall be converted in the Bank Merger pursuant to Section 6 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Constituent Banks has caused this Agreement to be executed on its behalf as of the day and year first above written.

UNITED COMMUNITY BANK

By:
Name:
Title:

FOUR OAKS BANK & TRUST COMPANY

By:
Name:
Name:

[Signature Page to Bank Merger Agreement]

Attachment 1

Robert Blalock
Cathy Cox
Kenneth L. Daniels
H. Lynn Harton
W.C. Nelson
Thomas A. Richlovsky
David C. Shaver
Jimmy C. Tallent
Tim Wallis
David H. Wilkins

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